Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of Grupo Televisa, S.A.B for the registration of senior debt securities and to the incorporation by reference therein of our report dated April 15, 2024, with respect to the TelevisaUnivision Inc. and subsidiaries consolidated financial statements included in the Annual Report on Form 20-F of Grupo Televisa, S.A.B for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

/s/ Ernst & Young

New York, New York

August 6, 2025